Exhibit 99.1

DeVry Education Group Statement on U.S. Department of Education Limitation Action Settlement

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--October 13, 2016--DeVry University has reached an agreement with the U.S. Department of Education regarding its Jan. 27, 2016 Notice of Intent to Limit. The Notice related narrowly to a specific graduate employment statistic previously used by DeVry University, calculated since 1975. The Notice contended that DeVry University was required to maintain student-specific data to substantiate this historical graduate employment rate and that DeVry University lacked such student-specific data for the period from 1975 to October 1980. The Department further contended that DeVry University was required to keep its Career Services Manuals to substantiate its rates but that DeVry University’s earliest manual was from 1983. DeVry University produced to the Department campus-level summaries of graduate outcome data for the period from 1975 to October 1980 and student-specific data from October 1980 forward, as well as Career Services Manuals from 1983 forward.

The settlement includes, among other things, an agreement to no longer use the statistic in question or to make any other representations regarding the graduate employment outcomes of DeVry University graduates from 1975 to October 1980. DeVry will also refrain from making any future graduate employment representations without possessing graduate-specific information, and, for five years after the effective date of the settlement, to post a letter of credit with the Department equal to 10 percent of DeVry University’s annual Title IV disbursement.

Also as a result of the settlement agreement, DeVry University’s participation in Title IV programs will be under provisional certification. The settlement in no way hinders DeVry University’s ability to serve current or future students. DeVry University is pleased to have resolved the Notice in full cooperation with the Department and continues to cooperate with the Department to resolve the remainder of its August 2015 investigation. The settlement allows DeVry University to continue communicating its strong student outcomes, while providing assurances regarding the extent of its graduate employment data.

About DeVry Education Group

DeVry Education Group empowers its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit www.devryeducationgroup.com.

CONTACT:
DeVry Education Group
Media Contact:
Ernie Gibble
egibble@devrygroup.com
630-353-9920
or
Investor Contact:
Joan Walter
jwalter@devrygroup.com
630-353-3800